Exhibit 23.2

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2023, with respect to the consolidated financial statements of Tiedemann Wealth Management Holdings, LLC, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Philadelphia, Pennsylvania

May 5, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.